UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2022

Miromatrix Medical Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40518	27-1285782
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6455 Flying Cloud Drive, Suite 107

Eden Prairie, Minnesota 55344

(Address of principal executive offices, including zip code)

(952) 942-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.00001 par value per share	MIRO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2022, Miromatrix Medical Inc. (the “Company”) announced the appointment of James M. Douglas to serve as the Company’s Chief Financial Officer, and entered into an employment agreement with Mr. Douglas effective as of the same date. As Chief Financial Officer, Mr. Douglas will lead the Company’s finance organization and will assume the duties of the Company’s principal financial officer and principal accounting officer. The employment agreement provides that Mr. Douglas will receive an initial annual base salary of $390,000, subject to periodic review for increases by the Compensation Committee (the “Committee”) of the Company’s Board of Directors. In addition, he is eligible to earn an incentive bonus on the terms and conditions established by the Committee from time to time. His bonus target for 2022 is 40% of his annual base salary, or $156,000, subject to proration based on the portion of the year served. Mr. Douglas is eligible to participate in the standard employee benefit plans generally available to executives and employees of the Company, including health insurance, life and disability insurance, awards under the Company’s equity compensation plan(s), 401(k) plan, and paid time off and paid holidays. The employment agreement provides that if Mr. Douglas’s employment is terminated by the Company, the Company is obligated to pay Mr. Douglas his base salary earned through the date of termination and the value of his paid time off accrued and unused through the date of termination. In addition, upon a termination of his employment by the Company for any reason other than for “cause,” or termination by Mr. Douglas for “good reason,” each term as defined in the employment agreement, Mr. Douglas will be entitled to payments in an amount equal to six months of his then-current annual base salary, less customary deductions, payable in regular installments during the six-month period immediately following the date of termination, and health insurance benefits for the six months following the date of termination. The Company also entered into a customary confidentiality, non-competition, and non-solicitation agreement with Mr. Douglas concurrently with the execution of the employment agreement. In connection with his appointment, Mr. Douglas was granted an option to purchase 180,000 shares of the Company’s common stock, vesting equally in four annual installments.

The foregoing descriptions of the employment agreement are qualified by reference to the text of the employment agreement attached as Exhibit 10.1, to this Current Report on Form 8-K, which is incorporated by reference herein.

Brian Niebur, who previously served as the Company’s Chief Financial Officer and performed the duties of the Company’s principal financial officer and principal accounting officer, will continue to serve as the Company’s Vice President of Finance.

Item 7.01Regulation FD Disclosure.

On March 1, 2022, we issued a press release disclosing Mr. Douglas’s appointment. The text of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated March 1, 2022, with James M. Douglas
99.1	Press Release, dated March 1, 2022
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2022	Miromatrix Medical Inc.

	By:	/s/ Jeff Ross
Jeff Ross
Chief Executive Officer